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                         November 7, 2022

       Leonard S. Schleifer
       Chief Executive Officer
       Regeneron Pharmaceuticals, Inc.
       777 Old Saw Mill River Road
       Tarrytown, New York 10591

                                                        Re: Regeneron
Pharmaceuticals, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 21,
2022
                                                            File No. 000-19034

       Dear Leonard S. Schleifer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program